Exhibit 99.2

Unusual Machines, Inc. Announces Closing in which it sold $40 Million in a Public Offering of Common Stock

Orlando, Florida, May. 7, 2025 (NYSE American: UMAC) (GLOBE NEWSWIRE) -- Unusual Machines, Inc. (the “Company”), a United States based manufacturer and distributor of drone parts has successfully closed a confidentially marketed public offering for the sale of 8,000,000 shares of the Company’s Common Stock at the offering price of $5.00 per share (the “Offering”) resulting in gross proceeds of $40 million, before deducting placement agent fees and other offering expenses. The Offering closed on May 7, 2025.

Allan Evans, the Company’s Chief Executive Officer and other members of the Company’s Board of Directors and all members of the Company’s advisory board purchased shares in the Offering on the same terms as the other investors.

“We are overwhelmed by the level of support from everyone involved in the process,” said Allan Evans “This raise is absolutely a case of everyone putting their money behind accelerating American manufacturing for drones”.

The Company intends to use the net proceeds from this Offering for the purchase of an estimated $2.0 million of drone motor manufacturing equipment, general corporate purposes and working capital.

Dominari Securities LLC served as the exclusive placement agent in the Offering.

A shelf registration statement on Form S-3 (Registration No. 333-286413) relating to the public offering of the securities described above was previously filed with the Securities and Exchange Commission (SEC) and declared effective on April 21, 2025. A preliminary prospectus supplement and accompanying prospectus relating to the public offering was filed with the SEC and are available on the SEC’s website at www.sec.gov.  A final prospectus supplement describing the terms of the public offering was filed with the SEC and forms a part of the effective registration statement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Unusual Machines, Inc.

The Company manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in first-person view (“FPV”) ultra-low latency video goggles for drone pilots. Several of the Company’ products have been approved for and listed on the Defense Innovation Unit’s Blue Framework list. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot ecommerce store. With a changing regulatory environment, The Company seeks to be a dominant component supplier to the fast-growing multi-billion-dollar US drone industry and the global defense business. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032. For more information visit Unusual Machines at https://www.unusualmachines.com/ ..

Investor Relations Contact:

CS Investor Relations

917-633-8980

investors@unusualmachines.com